Exhibit 10.35

Consulting Agreement

This Consulting Agreement (the “Agreement”) is effective as of September 28, 2024 (the “Effective Date”), Crescent Biopharma, Inc., a Delaware corporation, with a primary place of business at 221 Crescent Street, Building 23, Suite 105, Waltham, MA 02453 (“Crescent”), and Jonathan Violin (“Consultant”). Crescent and the Consultant may be referred to herein individually as “Party” or collectively, as “Parties”.

Recitals

Whereas, Consultant has certain special expertise and knowledge regarding biotechnology companies;

Whereas, Crescent has need of Consultant’s expertise; and

Whereas, Crescent and Consultant desire to enter into this Agreement in order to set out the terms for Consultant to the services to Crescent as further described herein.

Therefore, in consideration of the promises and undertakings set forth herein, the Parties agree as follows:

Agreement

1.Services and Payment. Consultant agrees to provide the services described in Schedule A attached hereto (the “Services”).
2.Performance. For the Term of this Agreement, Consultant will provide all time, resources and attention required for the performance of the Services and will always act in the best interest of Crescent. Consultant represents that it has the requisite expertise, ability and legal right to provide the Services. The manner and means used by the Consultant to perform the Services desired by Crescent are in the sole discretion and control of the Consultant. Consultant agrees to perform the Services in a prompt, efficient, skillful and professional manner.
A.	The Services will be provided solely by Consultant. Consultant may not subcontract any of the Services under this Agreement to any third party.
B.	Consultant represents that it has the requisite expertise, ability, and legal right to provide the Services and will perform the Services diligently and with due care. Consultant will abide by all applicable laws, rules, and regulations applicable to it in the performance of the Services. Crescent acknowledges and agrees that Consultant will perform the Services on a best efforts basis.
C.	Consultant shall keep Crescent reasonably informed about the status of the Services. Consultant agrees to participate in activities including meetings and/or conference calls if required that may be held on a regular basis between Consultant and Crescent to evaluate, review or discuss the progress made on the performance of the Services.
D.	Consultant shall not disclose to Crescent any confidential or proprietary information that belongs to any third party unless Consultant first obtains the consent of such third party and enters into a separate confidentiality agreement with Crescent covering that disclosure. Consultant shall not represent to Crescent as being unrestricted any designs, plans, models, samples, or other writings or products that Consultant knows are covered by valid patent, copyright, or other form of intellectual property protection belong to a third party.
3.	Compensation.

A.	Compensation. As the only consideration due Consultant for such Services, Crescent will provide Consultant with the consideration described in the Scope of Services, attached hereto as Schedule A.
B.	Reimbursement for Expenses. Certain expenses may be identified on Schedule A as reimbursable by Crescent. If and only if Schedule A provides for the reimbursement of such expenses, Consultant may obtain reimbursement of such expenses by submitting expense reports with receipts or such other documentation as may be required under Crescent’s policies or under the terms of this Agreement. All other expenses incurred by Consultant in connection with providing the Services under this Agreement will be the sole responsibility of Consultant.
C.	Invoicing. Consultant shall invoice Crescent in accordance with the invoice schedule in Schedule A.
D.	Taxes. Consultant hereby acknowledges that Crescent will report as compensation all payments to Consultant hereunder. Consultant will pay all required taxes on Consultant's income from Crescent under this Agreement. Consultant will provide Crescent with Consultant’s taxpayer identification number or social security number, as applicable.
E.	No Benefits. During the Term, Crescent shall not be obligated, under any circumstances, to pay for, or keep in effect, any hospitalization, health, life or other insurance for the benefit of Consultant, to pay any employment or similar taxes, to make any tax withholdings or to provide any benefits that Crescent provides to its employees. All payroll and employment taxes, insurance and benefits shall be the sole responsibility of Consultant. If Consultant (or any individual service provider of Consultant) is reclassified by a state or federal agency or court as Crescent’s employee, Consultant and its individual service providers will receive no benefits from Crescent, except those mandated by state or federal law, even if by the terms of Crescent’s benefit plans or programs of Crescent in effect at the time of such reclassification, Consultant or any individual service provider would otherwise be eligible for such benefits.
4.	Confidential Information.
A.	Definition. For purposes of this Agreement, “Confidential Information” means information not generally known or available outside Crescent and information entrusted to Crescent in confidence by third parties. Confidential Information includes, but is not limited to, all information and data in whatever form disclosed to Consultant by or on behalf of Crescent or its Affiliates, including, without limitation, information concerning Crescent’s business, financial condition, operations, inventions, know-how, procedures, products, marketing plans, developmental or experimental work, clinical or other programs, and plans for research and development. Confidential Information also includes (i) any written work product or deliverables provided by Consultant to Crescent pursuant to this Agreement, and (ii) the existence and terms of this Agreement. Consultant acknowledges the confidential and secret character of the Confidential Information and agrees that the Confidential Information is the sole, exclusive and extremely valuable property of Crescent.
B.	Confidential Information does not include information that Consultant can demonstrate by competent evidence (i) was in the public domain at the time of its receipt from or on behalf of Crescent or thereafter enters into the public domain through no fault of the Consultant; (ii) was already in Consultant’s possession prior to receipt from or on behalf of Crescent, as evidenced by Consultant’s written records, and under no obligation of confidentiality to

Crescent; or (iii) was or is furnished to Consultant by a third party not bound by any obligation of confidentiality.

C.	At all times during and following the Term of this Agreement, Consultant shall not, directly or indirectly: (i) reproduce any of the Confidential Information except as necessary to perform the Services without the applicable prior written consent of Crescent, (ii) use the Confidential Information except in the performance of the Services, (iii) disclose, divulge, reveal, report, publish, or transfer to any third party for any purpose whatsoever, any Confidential Information, and (iv) keep in confidence all Confidential Information. Consultant will exercise all reasonable precautions to physically protect the confidentiality of the Confidential Information. Consultant shall, promptly upon request, whether during or after Term, return to Crescent or destroy any and all Confidential Information (whether in hard copy or electronic format, and including any copies thereof) in Consultant’s possession or under Consultant’s control, and upon request shall certify to Crescent the return or destruction of all such Confidential Information.
D.	Consultant agrees and acknowledges that, in the event of any breach of this Agreement by Consultant, Crescent may be irreparably and immediately harmed and may not be made whole by monetary damages. Accordingly, it is agreed that, in addition to any other remedy to which it may be entitled in law or in equity Crescent, shall be entitled to seek an injunction or injunctions in a court of competent jurisdiction to prevent breaches or threatened breaches of this Agreement and/or to seek to compel specific performance of this Agreement. Nothing herein shall be construed as prohibiting Crescent from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.
E.	Consultant shall, promptly upon request, whether during or after the Term, return to Crescent or destroy any and all Confidential Information (whether in hard copy or electronic format, and including any copies thereof) in Consultant’s possession or under Consultant’s control, and upon request shall certify to Crescent the return or destruction of all such Confidential Information.
F.	If Consultant is required by a governmental authority or by order of a court of competent jurisdiction to disclose any of Crescent’s Confidential Information, Consultant will give Crescent prompt advance written notice thereof (if legally permitted) and Consultant will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Consultant will cooperate reasonably with Crescent in any efforts to seek a protective order.
5.	Intellectual Property.
A.	Nothing in this Agreement will affect a Party’s rights to its Background Intellectual Property nor imply a grant of any license to a Party’s Background Intellectual Property unless expressly set forth herein. Except as expressly provided in this Agreement, no right, title or interest in or to any Crescent product or any trademark or any other intellectual property right of Crescent is granted, whether express or implied, by Crescent to Consultant. “Background Intellectual Property” means all intellectual property owned or licensed by the respective Parties as of the Effective Date (and during the term of this Agreement) and/or any intellectual property conceived, reduced to practice, used or developed by either Party outside the scope of this Agreement, and any improvements or enhancements thereof, and that is under the control of either Party and that is reasonably necessary, relevant or otherwise useful for performing the Services under this Agreement.
B.	Consultant hereby agrees that any know-how, invention, discovery, improvement, drawing or design or other intellectual property which Consultant develops as a result of performing the Services (collectively, “Crescent Intellectual Property”) are “works for hire,” and furthermore, Consultant hereby assigns to Crescent any right, title, and interest Consultant may have in any Crescent Intellectual Property. Upon the request of Crescent, Consultant shall provide Crescent with all documentation relating to any Crescent Intellectual Property, and execute and deliver to Crescent such further assignments, documents, and other instruments, as may be necessary to assign Crescent Intellectual Property to Crescent and to assist Crescent in applying for, obtaining and enforcing patents or other rights in the United States and in any foreign country with respect to any Crescent Intellectual Property. Crescent will bear the cost of preparation of all patent or other applications and assignments, and the cost of obtaining and enforcing all patents and other rights to Crescent Intellectual Property.

C.	Upon the written request of Crescent, Consultant shall make any assignment provided for in this Section 5 directly to, or for the benefit of, Crescent or Crescent's designee, including Consultant's performance of any related obligations hereunder. If Crescent is unable, for any reason, to secure Consultant’s signature on any document needed in connection with the actions described in Section 5(B) Consultant hereby irrevocably designates and appoints Crescent and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact to act for and in Consultant’s behalf to execute, deliver and file any and all documents with the same legal force and effect as if executed by Consultant. Consultant acknowledges that this appointment is coupled with an interest.
D.	Consultant agrees not to publish any Crescent Intellectual Property without the prior written consent of Crescent.
E.	Crescent acknowledges that Consultant may possess intellectual property relevant to Consultant’s business generally, and not developed specifically for Crescent or as a direct result of performing the Services. Any intellectual property described by the preceding sentence is hereinafter referred to as “Consultant Intellectual Property.” Consultant hereby grants Crescent a perpetual, fully paid-up, non-exclusive license to Consultant Intellectual Property for the purposes of receiving or enjoying the benefits of the Services, or of using the end products of the Services.
6.Term; Termination. This Agreement is effective as of the Effective Date and will continue in full force until the end of the period specified in Schedule A, unless terminated as provided in this Section 6.
A.	Termination of the Agreement. Either Party may terminate this Agreement at any time without cause upon thirty (30) days’ prior written notice to the other Party. Crescent may also delay or suspend the Services under a Scope of Service at any time for any reason by giving Consultant written notice.
B.	Termination for Breach. Either Party may terminate this Agreement by written notice to the other Party, if the other Party is in breach of its material obligations, representations or warranties set forth in this Agreement, which breach is not cured within ten (10) business days after receipt of written notice of such breach.
C.	Termination for Cause. Either Party may terminate this Agreement upon written notice if the other Party: (a) becomes insolvent; (b) becomes the subject of a petition in bankruptcy which is not withdrawn or dismissed within sixty (60) days thereafter; or (c) makes an assignment for the benefit of creditors.
D.	Obligations following Termination. Upon Consultant's receipt of Crescent's notice of termination of this Agreement, Consultant shall use all reasonable efforts to conclude or transfer the Services in accordance with all applicable laws and Crescent's instructions. If necessary, the Parties shall negotiate in good faith a wind-down plan, including the tasks to be undertaken and the costs associated with the winding down and closing out of the Services. Upon termination of this Agreement, Consultant shall: (a) be entitled only to the fees due and documented expenses, including reasonable and necessary non-cancelable expenses, incurred prior to notice of termination; (b) return the prorated share of any fees Crescent paid in advance under any Scope of Service, and (c) the fees agreed upon for any wind down Services.

E.	Survival. Any termination of this Agreement or a Scope of Service shall not relieve either party of its obligations or liability for breaches or defaults of this Agreement or the Scope of Service incurred prior to or in connection with termination. All rights and obligations of the Parties arising prior to the termination of this Agreement or a Scope of Service, all provisions of this Agreement either allocating responsibility or liability between the Parties, and all rights and obligations of the Parties which by their terms are to be performed or complied with subsequent to or survive the termination of this Agreement, including but not limited to, the Parties’ rights and obligations under Sections 3.E, 4, 5, 6.D, 6.E, 9, 11, 12, and 13 shall survive the termination of this Agreement and any Scopes of Service and continue in effect.
7.	Debarment or Exclusion Clause.
A.	Consultant hereby certifies that Consultant (i) has never been debarred under the Generic Drug Enforcement Act of 1992, 21 U.S.C. §§ 335a(a) or (b), or debarred or sanctioned by any state or federal agency and (ii) is not currently excluded or otherwise ineligible from participating in any federal or state health care program. In the event that during the term of this Agreement Consultant (i) becomes debarred, (ii) becomes excluded or otherwise ineligible from participating in any federal or state health care program, or (iii) receives notice of an action or threat of an action with respect to any such debarment, sanction, or exclusion, Consultant agrees to immediately notify Crescent. Consultant also agrees that in the event that Consultant becomes debarred or excluded Consultant shall immediately cease all activities relating to this Agreement and Crescent shall have the right to terminate this Agreement immediately.
B.	Consultant hereby certifies that it has not and will not use in any capacity the services of any individual, corporation, partnership or association which (i) has been debarred under the Generic Drug Enforcement Act of 1992, 21 U.S.C. §§ 335a(a) or (b), (ii) has been debarred or sanctioned by any state or federal agency, or (iii) is excluded or otherwise ineligible from participating in any federal or state health care program. In the event that Consultant becomes aware of the debarment, sanction, or exclusion, or threatened debarment, sanction, or exclusion of any individual, corporation, partnership or association providing services to Consultant which directly or indirectly relate to the Services, Consultant shall notify Crescent immediately. Upon the receipt of such notice by Crescent, or if Crescent otherwise becomes aware of such debarment, sanction, exclusion or threatened debarment, sanction, or exclusion, Crescent shall have the right to terminate this Agreement immediately.
C.	It is the intent of the Parties that this Agreement and the performance of the Parties’ duties hereunder shall not violate the anti-kickback and related provisions of the Social Security Act, 42 U.S.C. § 1320a-7b(b) (the “Anti-Kickback Statute”). The Parties represent that they have no intention to violate the prohibitions set forth in the Anti-Kickback Statute in connection with this Agreement. Consultant represents and warrants that Consultant will not attempt to and will not improperly or illegally influence, directly or indirectly individuals licensed to prescribe, and governmental agencies and their employees, by means including, but not limited to, offering inducements through monetary payments or other gifts of value designed to influence decisions relating to the marketing, approval, sale or purchase of Crescent’s products. Consultant shall receive, for Services contracted hereunder, a fair market value compensation rate.

D.	In performing Services, Consultant will perform all obligations in compliance with all relevant anti-corruption laws of the United States including the Foreign Corrupt Practice Act (FCPA), and of other countries, states, provinces or municipalities where Services are to be performed and Studies conducted. Neither Consultant, nor any of Consultant’s Affiliates shall make any payment or provide any other thing of any value to any government official, political party, official of a political party, candidate for political office, an employee of a state-owned or state-controlled entity, or any other person in order to either influence or induce such person to perform or forbear to perform acts, wherein such performance or forbearance would constitute a violation of anti-corruption laws.
8.Independent Contractor; No Employee Benefits. Nothing in this Agreement shall be construed to create an employment relationship between Consultant and Crescent. Except as specifically set forth herein, neither Party shall have nor exercise any control or direction over the methods by which the other Party performs work or obligations under this Agreement. Consultant shall be an independent contractor and shall have no authority to enter into contracts on behalf of Crescent, bind Crescent to any third parties or act as an agent on behalf of Crescent in any way. Consultant shall not be entitled to receive any compensation, or medical or other benefits as a Crescent employee.
9.	Publicity, Use of Name, and Disclosures.
A.	Consultant shall not use the name of Crescent, Crescent’s Affiliates, or any of Crescent’s or Crescent’s Affiliate’s trademarks, whether registered or not, in any oral or written marketing-related communications to third parties, including any websites owned by Consultant, and advertising or customer lists, without Crescent’s prior written consent.
B.	Consultant’s relationship with Crescent is confidential information subject to the terms of Section 5, with the exception that Consultant hereby grants to Crescent an option at no additional expense to disclose confidentially, to display in Crescent website, or to issue a public announcement regarding the existence of this Agreement including the appointment of Consultant as “Chief Executive Officer” of Crescent and/or the collaboration hereunder during the Term at a time decided by Crescent.
C.	Consultant agrees to the disclosure by Crescent of Consultant’s name, all funds payable to Consultant or an entity by or in which any Consultant receiving payments is employed, has tenure, or has an ownership interest, and such other information as may be required or appropriate, as follows: (i) as and if required by any laws or regulations applicable to the Services rendered to Crescent, and/or (ii) as may be required by other applicable government authority.
10.	No Conflicts.
A.	No Conflicting Obligations. Consultant represents and warrants that Consultant does not have any relationship with third parties, including competitors of Crescent, which would place them in conflict of interest in the performance of the Services, or which would prevent them from carrying out the terms of this Agreement. Consultant agrees to advise Crescent of any such relationships that arise during the Term of this Agreement. Crescent will then have the option to terminate this Agreement immediately without further liability to Consultant other than the payment of Services performed to the date of termination. Consultant further represents and warrants that Consultant’s performance of the Services and all other obligations under this Agreement does not and will not breach any written or oral agreement Consultant has entered into, or will enter into, with any other party.

B.	No Conflicting Activities. Consultant agrees that, during the term of the Relationship, other than its activities engaged, assistance provided or actions taken in performing services for the Other Entities, Consultant will not (i) engage in any activity (whether or not during business hours) that is in any way competitive, or prepare to compete, with the business or demonstrably anticipated business of Crescent, (ii) assist any other person or entity in competing, or in preparing to compete, with any business or demonstrably anticipated business of Crescent, and (iii) act as an employee, consultant, director or advisor to any other business, or take any action that would constitute a conflict of interest, without the prior written consent of Crescent. To the extent Consultant serves, has served or will serve as a director or officer of third-party entities, Consultant agrees to use reasonable efforts to avoid or minimize any conflict between the terms of the Agreement, Consultant’s obligations to such third-party entities and applicable law.
C.	If so required, Consultant shall notify Consultant’s institution and/or other applicable authorities or organizations of the financial relationship being established by this Agreement by providing same with a copy of this Agreement prior to providing the Services. If required by local laws or institution policy, Consultant shall obtain authorization from its employer in the signature block at the end of this Agreement.
11.Indemnification. Consultant agrees to indemnify, defend and hold Crescent, its affiliates and their respective directors, officers, agents and employees harmless from and against all claims, demands, damages, losses, judgments and other costs, including court costs and attorneys’ fees, arising out of or based upon (i) any claim that the Services provided hereunder or any related intellectual property rights or the exercise of any rights to any Work Product infringe on, constitute a misappropriation of the subject matter of, or otherwise violate any patent, copyright, trade secret or trademark of any person or breaches any person’s contractual rights, (ii) any breach or alleged breach by Consultant of any representation, warranty, certification, covenant, obligation or other agreement set forth in this Agreement or (iii) Consultant’s negligence or willful misconduct under this Agreement.
12.Limitation of Liability. In no event shall either Party be liable to the other Party under this Agreement for any special, incidental, indirect, exemplary, or consequential damages, whether based on breach of contract, warranty, tort (excluding gross negligence or willful misconduct), lost profits or saving, loss of income, loss of production, punitive damages, injury to reputation, loss of customers or business, or otherwise, and whether or not such Party has been advised of the possibility of such damage.
13.	General Provisions.
A.	Affiliates. “Affiliate” means, with respect to a Party, any entity, that controls, is controlled by, or is under common control with, such Party. For purposes of this definition, “control” will refer to: (a) the possession, directly or indirectly, of the power to direct the management of an entity, whether through ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an entity
B.	Non-exclusivity. Crescent does not grant exclusivity to Consultant for any of the Services. Crescent is free to obtain the services of any third party to perform any or all of the Services. Consultant shall be free to provide consulting services to any third party and/or be employed by any third party, so long as such provision of consulting services or employment does not impede Consultant’s provision of the Services.

C.	Governing Law; Venue. This Agreement will be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws. With respect to any disputes arising out of or related to this Agreement, the Parties consent to the exclusive jurisdiction of, and venue in, the state courts in New Castle County in the State of Delaware (or in the event of exclusive federal jurisdiction, the courts of the District of Delaware).
D.	Defend Trade Secrets Act of 2016. Consultant understands that pursuant to the federal Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret the individual’s attorney and may use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
E.	Prevailing Party. If it is necessary for a Party to initiate legal proceedings to enforce the terms of this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party, in addition to all other remedies, all costs of such enforcement, including reasonable attorneys’ fees.
F.	Waiver. No failure or delay of a Party in exercising any right herein shall act as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise of any right hereunder.
G.	Entire Agreement; Amendments and Waivers. This Agreement sets forth the entire agreement and understanding between the parties relating to its subject matter and supersedes all prior discussions and agreements (whether oral or written) between the parties with respect thereto. No amendments or waivers to this Agreement will be effective unless in writing and signed by the party against whom such amendment or waiver is to be enforced. The failure of either party to enforce its rights under this Agreement at any time for any period will not be construed as a waiver of such rights; nor shall any single or partial waiver thereof preclude any other or further exercise of any right hereunder.
H.	Severability. If any provision of this Agreement is held invalid by any law, rule, order or regulation of any government or by the final determination of any court of competent jurisdiction, such invalidity shall not affect the enforceability of the enforceability and validity of the remainder of this Agreement and such provisions shall be interpreted so as to best accomplish the objectives of such invalid provisions within the limits of applicable law or court decision.
I.	Successors and Assigns. Consultant may not assign, transfer or subcontract any obligations under this Agreement without the written consent of Crescent. Any attempt to do so will be void. Crescent may assign its rights and obligations under this Agreement in whole or part. This Agreement will be binding upon Consultant’s heirs, executors, administrators and other legal representatives, and Consultant’s successors and permitted assigns, and will be binding on and for the benefit of Crescent and its successors and assigns.
J.	Remedies. Consultant acknowledges and agrees that violation of this Agreement may cause Crescent irreparable harm and that Crescent will therefore be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security (or, if such bond or security is required, Consultant agrees that a $1,000 bond will be adequate), in addition to any other rights or remedies that Crescent may have for a breach of this Agreement. If any party brings any suit, action, counterclaim or other proceeding to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to recover a reasonable allowance for attorneys’ fees and litigation expenses in addition to court costs.

K.	Notices. All notices under this Agreement must be in writing and shall be deemed given when delivered personally and confirmed by signature, or when received after being sent by nationally recognized courier service, or when received when sent by prepaid certified mail, to the address of the Party to be noticed as set forth herein or such other address as such Party last provided to the other Party by written notice.

If to Consultant:	If to Crescent:

Jonathan Violin	Crescent Biopharma, Inc.
221 Crescent Street
Building 23, Suite 105
Waltham, MA 02453

L.	Not Construed Against Drafter. The Parties acknowledge that they have read this Agreement, have had the opportunity to review it with an attorney of their respective choice, and have agreed to all its terms. Under these circumstances, the Parties agree that the rule of construction that a contract be construed against the drafter shall not be applied in interpreting this Agreement and that in the event of any ambiguity in any of the terms or conditions of this Amendment, such ambiguity shall not be construed for or against any Party hereto on the basis that such Party did or did not author same.
M.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. A facsimile, PDF or other electronic signature of a Party shall be binding as an original.
N.	Authority. By signing this Agreement, each Party represents that it is duly authorized to execute, enter into delivery and perform its obligations under this Agreement and that this Agreement is enforceable against it in accordance with its terms.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date.

CRESCENT BIOPHARMA, INC.		JONATHAN VIOLIN

By:	/s/ K. Evan Thompson	/s/ Jonathan Violin

Name:	K. Evan Thompson
Title:	Secretary and Vice President of
Corporate Development

SCHEDULE A

SCOPE OF SERVICES

Principal contacts will be:

Crescent: Peter Harwin / pharwin@fairmountfunds.com

1.	Services. Consultation and advice on establishment of operations for Crescent.
2.	Compensation.

Consulting Fees. Crescent shall pay to the Consultant fees at a rate of $50,000 per month (the “Fees”), which Fees shall be payable in arrears on a monthly basis and pro-rated for any partial months of service.

Stock Grant. Subject to approval by the Board of Directors of Crescent (the “Board”), Crescent will grant Consultant shares of Crescent’s common stock representing 1.25% of Crescent’s fully-diluted equity (reflecting all outstanding shares of common stock on an as-converted basis) as soon as practicable following the Effective Date (the “Shares”). The Shares will be 100% vested on the date of grant. The Shares will be governed by the terms of the related award agreement, the Equity Plan and the terms and conditions approved by the Board.

Restricted Stock Purchase. Subject to approval by the Board, Consultant will be provided with the ability to purchase a number of shares of Crescent’s common stock representing 3.75% of Crescent’s fully-diluted equity (reflecting all outstanding shares of common stock on an as-converted basis) with a purchase price determined by the Board on the date of grant (the “Restricted Shares”). The Restricted Shares will vest as follows: (a) 25% of the Restricted Shares will vest on the one-year anniversary of the Effective Date and (b) 1/48th of the Restricted Shares will vest at the end of each successive month thereafter, provided that Consultant continues to provide services to Crescent from the Effective Date through each such vesting date; provided, however, that in the event Consultant’s services to Crescent terminate (other than for cause) prior to such vesting date, Crescent will repurchase the unvested Restricted Shares at the lower of cost or fair market value. The Restricted Shares will be governed by the terms of the related award agreement, the Equity Plan and the terms and conditions approved by the Board. Crescent shall permit Consultant to make, and Consultant shall make, a timely election under Section 83(b) of the Internal Revenue Code of 1986, as amended, in accordance with Treasury Regulation 1.83-2 with respect to the Restricted Shares.

Replenishment Options. Subject to approval by the Board or a committee thereof, following the Effective Date, Crescent (or any successor entity following a reverse merger transaction) will periodically grant to Consultant additional stock options to purchase shares of Crescent’s common stock, at an exercise price as determined by the Board or a committee thereof (the “Replenishment Options”), in order to maintain your ownership at approximately 5% of Crescent’s fully-diluted equity (reflecting all outstanding convertible preferred stock, warrants, options and other equity interests that are convertible into or exercisable for common stock on an as-converted and as-exercised basis) until Crescent has raised an aggregate of $200,000,000; provided, however, that the Board shall have no obligation to grant you additional stock options thereafter. The Replenishment Options will vest as follows: (i) 25% will be immediately as of the applicable date of grant and (ii) 75% will vest in 48 approximately equal monthly installments commencing on the applicable date(s) of grant; provided, that Consultant continues providing services to Crescent through each vesting date. The Replenishment Options will be governed by the terms of the related award agreements, the Equity Plan and the terms and conditions approved by the Board or a committee thereof; provided, however, that the Replenishment Options will fully vest upon the consummation of a Change in Control (as defined in the Equity Plan), subject to Consultant’s continued services to Crescent through such Change in Control.

3.	Payments and Invoices. Consultant will invoice Crescent quarterly for any expenses. Invoices shall be submitted to AccountsPayable@CrescentBiopharma.com. Each invoice shall describe in reasonable detail the Services related thereto and the expenses incurred in accordance with the terms of this Agreement. Crescent shall pay each undisputed invoice within thirty (30) days after receipt by Crescent of an invoice and all required supporting documentation.
4.	Expenses. If Crescent requests that Consultant travel in connection with performance of the Services, Crescent will also reimburse Consultant for all out-of-pocket expenses actually incurred by Consultant in rendering services under this Agreement so long as such expenses, in Crescent’s opinion, are reasonable and necessary and have been pre-approved in writing by Crescent. Such expenses will include reasonable and necessary travel, lodging and meals. Consultant shall provide Crescent with a written expense report, complete with receipts or other reasonable documentation, for all such expenses requested for reimbursement.
5.	Term. This Agreement will be for a term beginning on the Effective Date and automatically expire upon the date Consultant commences employment with Crescent as its Chief Executive Officer (the “Officer Commencement Date”).